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                                                                  Exhibit 21
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                    SUBSIDIARIES OF PACIFIC TELESIS GROUP


            Name                                 State of Incorporation
            ----                                 ----------------------

      Pacific Bell                                   California

      Pacific Bell Information Services              California

      Pacific Bell Directory                         California

      Nevada Bell                                    Nevada

      Telesis Technologies Laboratory, Inc.          California

      PacTel Capital Funding                         California

      PacTel Capital Resources                       California

      PacTel Re Insurance Company, Inc.              Hawaii

      Pacific Telesis - Washington                   California